Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Lucy Scientific Discovery Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation of Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Shares, no par value, issuable upon the conversion of senior secured convertible promissory notes(2)	457(c)	4,497,363	$0.22375	(3)	$1,006,284.97	0.00014760	$148.53
	Equity	Common Shares, no par value, issuable upon the exercise of warrants(4)	457(g)	1,500,000	$0.25	(5)	$375,000.00	0.00014760	$55.35
	Equity	Common Shares, no par value, issuable upon the effectiveness of the registration statement of which this prospectus forms a part(6)	457(c)	1,364,325	$0.22375	(3)	$305,267.72	0.00014760	$45.06
	Total Offering Amounts								$248.94
	Total Fees Previously Paid								$225.27
	Total Fee Offsets								$-
	Net Fee Due								$23.67

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common shares (“Common Shares”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Shares, as applicable.

(2)	Relates to 4,497,363 Common Shares issuable upon the conversion of senior secured convertible promissory notes.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Shares on the Nasdaq Capital Market on January 31, 2024 in accordance with Rule 457(c) of the Securities Act.

(4)	Relates to 1,500,000 Common Shares issuable upon the exercise of warrants, each of which is exercisable at a price of $0.25 per share.

(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(6)	Relates to 1,364,325 Common Shares to be issued pursuant to the terms of the convertible promissory notes upon the effectiveness of the registration statement with such shares having a value of $270,000 based on a fixed price per share of $0.1979, as agreed to by the Selling Stockholders.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A